As filed with the Securities and Exchange Commission on May 2, 2013

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

____________________________

Oregon	93-1261319
(State of incorporation)	(I.R.S. Employer Identification No.)

One SW Columbia Street, Suite 1200
Portland, Oregon	97258
(Address of principal executive offices)	(Zip Code)

UMPQUA HOLDINGS CORPORATION 2013 INCENTIVE PLAN

(Full title of the plan)

Steven L. Philpott

Executive Vice President, General Counsel and Secretary

Umpqua Holdings Corporation

675 Oak Street, Suite 200; PO Box 1560

Eugene, Oregon 97440

(Name and address of agent for service)

(541) 434-2997

(Telephone number, including area code, of agent for service)

____________________________

Copy to:

Andrew H. Ognall

Lane Powell PC

601 SW 2nd Avenue, Suite 2100

Portland, Oregon 97204

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	4,000,000	$11.78	$47,120,000	$6,427.17

(1) In accordance with Rule 416(a) under the Securities Act of 1933 an undetermined number of additional shares of common stock are registered that may become available for purchase in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices of the Common Stock on May 1, 2013.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information called for in Part I (Items 1 and 2) of Form S-8 will be delivered to participants in the Umpqua Holdings Corporation 2013 Incentive Plan as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Umpqua Holdings Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 15, 2013.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)	The description of the Company’s Common Stock contained in the Form 8-K filed May 30, 2007, for the purposes of updating the description contained in the Registration Statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the Federal Deposit Insurance Corporation on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, the Company filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Umpqua Bank and the common stock of the Company was deemed to be registered pursuant to section 12(g) of the Exchange Act.

All reports and documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Lane Powell PC, special counsel to the Company, is passing upon the validity of the common stock being registered. A shareholder of Lane Powell PC is Assistant Secretary of the Company.

Item 6.	Indemnification of Directors and Officers.

Under the Oregon Business Corporation Act (Oregon Revised Statutes Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person’s conduct was in good faith and in a manner he or she reasonably believed was in the corporation’s best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the person was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation of the corporation provide otherwise, such indemnification is mandatory if the person is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

The Company’s Articles of Incorporation grant an indemnification right to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Company discussed below) by reason of or arising from the fact that the person is or was a director or officer of the Company or one of its subsidiaries, or is or was serving at the request of the Company as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.

The Company’s Articles of Incorporation also grant an indemnification right to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Company to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Company or one of its subsidiaries, or is or was serving at the request of the Company as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Company, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Company, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent a director or officer (or an employee if the Board of Directors votes to extend an indemnification right to such person) is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The Company may advance expenses prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Company and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

The Oregon Business Corporation Act also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors’ duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit. The Company’s Articles of Incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the Company or its shareholders for monetary damages.

The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify our directors and officers for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with us, to the fullest extent permitted by law. The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The Exhibit Index immediately following the signature page and preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made and to the extent required by the Securities Act and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 1st day of May, 2013.

UMPQUA HOLDINGS CORPORATION

By: /s/ Raymond P. Davis
Raymond P. Davis, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond P. Davis, Ronald L. Farnsworth and Steven L. Philpott, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on May 1, 2013.

PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR:

By:         /s/ Raymond P. Davis

Raymond P. Davis

Director, President and Chief Executive Officer

PRINCIPAL FINANCIAL OFFICER:

By:         /s/ Ronald L. Farnsworth

Ronald L. Farnsworth

Executive Vice President, Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

By:         /s/ Neal T. McLaughlin

Neal T. McLaughlin

Executive Vice President, Treasurer

DIRECTORS:

By: /s/ Peggy Y. Fowler
Peggy Y. Fowler Director, Chairman of the Board

By: /s/ Stephen M. Gambee	By: /s/ James S. Greene
Stephen M. Gambee Director	James S. Greene Director

By: /s/ Laureen E. Seeger	By: /s/ Luis F. Machuca
Laureen E. Seeger Director	Luis F. Machuca Director

By: /s/ Dudley R. Slater	By: /s/ Susan F. Stevens
Dudley R. Slater Director	Susan F. Stevens Director

By: /s/ Hilliard C. Terry, III	By: /s/ Bryan L. Timm
Hilliard C. Terry, III Director	Bryan L. Timm Director

By: /s/ Frank R. J. Whittaker
Frank R. J. Whittaker Director

EXHIBIT

Exhibit 4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q filed May 7, 2010)
Exhibit 4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Form 8-K filed April 22, 2008)
Exhibit 4.3	Specimen Stock Certificate (incorporated by reference to the Company’s registration statement on Form S-8 filed April 28, 1999)
Exhibit 5.1	Opinion of Lane Powell PC
Exhibit 23.1	Consent of Moss Adams LLP
Exhibit 23.2	Consent of Lane Powell PC (included in Exhibit 5.1)
Exhibit 24	Power of Attorney (provided on the signature page hereto)
Exhibit 99.1	2013 Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed February 25, 2013)